EXHIBIT 99.1

     EL PASO ENERGY PARTNERS                                       NEWS
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     El Paso Energy Partners, L.P.
     P.O. Box 2511
     Houston, Texas 77252-2511

        EL PASO ENERGY PARTNERS ANNOUNCES BOARD OF DIRECTORS CHANGES
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     HOUSTON,  TEXAS,  OCTOBER  18, 2002-El Paso  Energy  Partners,  L.P.
     (NYSE:EPN)  announced  today  several  changes  to  its   Board   of
     Directors, designed to align the partnership with certain corporate governance recommendations recently announced by the New York Stock Exchange. Robert G. Phillips has been elected Chairman of the Board of Directors of El Paso Energy Partners Company, the general partner of El Paso Energy Partners, L.P. Mr. Phillips has served as a director of El Paso Energy Partners Company since August 1998 and as its chief executive officer since September 1999. The Board has also accepted the resignations of William A. Wise, H. Brent Austin, and Malcolm Wallop. Messrs. Wise and Wallop currently serve as directors of El Paso Corporation (NYSE:EP), the indirect general partner of El Paso Energy Partners, L.P., and Mr. Austin was recently elected president and chief operating officer of El Paso Corporation.
          El Paso Energy Partners, L.P. is one of the largest publicly traded master limited partnerships with interests in a diversified set of midstream assets, including onshore and offshore natural gas and oil pipeline; offshore production platforms; natural gas
     storage   and   processing  facilities  and  natural  gas   liquids
     fractionation, transportation, and storage and terminal assets. Visit El Paso Energy Partners on the web at www.elpasopartners.com.

         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
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          This   release   contains   forward-looking   statements    and
     projections made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. El Paso Energy Partners has made every reasonable effort to ensure that the
     information   and   assumptions  on  which  these   statements   and
     projections  are  based  are  current,  reasonable,  and   complete.
     However, a variety of factors could cause actual results to differ materially from the projections, anticipated results, or other expectations expressed in this presentation, including, without
     limitation,   oil  and  natural  gas  prices;  continued   drilling,
     exploration and production activity in the United States and areas of the Gulf of Mexico serviced by El Paso Energy Partners; integration of acquisitions; and successful negotiation of customer contracts on its pipelines, platforms, and storage facilities. While the partnership makes these statements and projections in good faith, neither the partnership, nor its management can guarantee
     that  the  anticipated future results will be  achieved.   Reference
     should be made to El Paso Energy Partners' (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results. The partnership assumes no
     obligation   to   publicly  update  or  revise  any  forward-looking
     statements made herein or any other forward-looking statements made by the partnership, whether as a result of new information, future events, or otherwise.
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    CONTACTS:
    Communications and Government Affairs       Investor Relations
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    Norma F. Dunn                               Sandra M. Ryan
    Senior Vice President                       Director
    Office: (713) 420-3750                      Office: (832) 676-5371
    Fax:    (713) 420-3632                      Fax:    (832) 676-1195